Exhibit 99.1

PRESS RELEASE

NeurogesX, Inc. Stephen Ghiglieri Executive Vice President, COO and CFO (650) 358-3310	The Ruth Group Sara Pellegrino (investors) (646) 536-7002 spellegrino@theruthgroup.com Jason Rando (media) (646) 536-7025 jrando@theruthgroup.com

NeurogesX Progresses on Coverage for Qutenza®

Medicare Part B Coverage Confirmed Nationwide

CMS Issued Temporary C-Code Specific for Qutenza

Commercial Payer Coverage and Hospital Formulary Acceptance Advancing

San Mateo, Calif., (July 27, 2010) – NeurogesX, Inc. (NASDAQ: NGSX), a biopharmaceutical company focused on developing and commercializing novel pain management therapies, announced today important progress in the implementation of its reimbursement strategy for Qutenza® (capsaicin) 8% patch. Qutenza is currently available in the United States for the management of neuropathic pain associated with postherpetic neuralgia (PHN).

The Centers for Medicare and Medicaid Services (CMS), the federal agency that administers the Medicare program, has granted Qutenza ‘pass-through’ status under Medicare’s Hospital Outpatient Prospective Payment System. A temporary C-Code has also been issued by CMS so regional contractors can make these pass-through payments to hospitals submitting claims for Qutenza. The new Qutenza C-Code (C9268 – capsaicin, patch, 10 cm2) is effective for dates of service from July 1, 2010 until a permanent J code is established, most likely in January 2011. Previously, hospitals were required to bill Medicare using a miscellaneous code, C9399. ‘Pass-through’ status and the temporary C-Code allow hospitals to bill Medicare for Qutenza using a specific code and to receive a separate payment for the product.

NeurogesX’ reimbursement strategy for Qutenza is to: 1) obtain coverage under medical benefit (Medicare Part B) for Qutenza, 2) establish coding for both Qutenza and the application procedure, and 3) provide customer billing support through the Insight:Qutenza Reimbursement Support Program. In the first three months since launch, the Company has also received Medicare Part B coverage at all contractors that process claims on behalf of the Medicare program, obtaining provider notifications from many of these regional contractors clarifying how to code for Qutenza and the application procedure. In addition, Qutenza access continues to increase with both national and regional commercial payers.

The NeurogesX sales force is currently targeting hospitals, pain centers, and private pain specialists to establish a national network of Qutenza-experienced physicians (Qutenza Practice Referral Optimization or “QPRO” Centers of Excellence) for PHN patient referrals. Acceptance onto hospital formularies is often needed for hospital outpatient pain clinics to access Qutenza, and several large teaching hospitals have already added Qutenza to their formularies. The increasing access through Medicare, commercial payers and hospitals supports the Company’s overall strategy for maximizing access to Qutenza.

Anthony DiTonno, President and CEO said, “We are very encouraged by Qutenza’s advances on the reimbursement front and believe that we are laying the ground work to position Qutenza as a significant treatment option for PHN patients and their physicians. Not only did we secure Medicare Part B coverage within weeks of launch, we now have a temporary C-Code to strengthen our reach with hospital customers. These achievements have helped to drive our positive momentum with both private payers and hospital formularies, and are important for ensuring patient access to Qutenza.”

Mr. DiTonno continued, “We continue to focus on our Total Office Call strategy. Like any other medical benefit product or device sales process, this involves multiple steps before a patient is treated. These elements include determination of patient benefits to ensure that the product is covered under applicable insurance, physician and office staff training related to the safe and effective use of Qutenza, and product acquisition through our established distribution channels. We are seeing good progress in the sales process leading up to potential product acquisition and patient treatment, but reiterate that sales activity will not be an appropriate gauge of product potential for at least the first four quarters of launch.”

About NeurogesX, Inc.

NeurogesX, Inc. (Nasdaq: NGSX) is a San Francisco Bay Area-based biopharmaceutical company focused on developing and commercializing novel pain management therapies. NeurogesX was founded on the concept that use of prescription-strength capsaicin could help manage the pain associated with neuropathic pain conditions. Since its inception, NeurogesX has leveraged its passion to help people with pain to efficiently develop this concept, resulting in the commercial launch of Qutenza® (capsaicin) 8% patch in 2010. The Company continues to apply its knowledge and expertise in the development of other novel treatments for pain.

The Company’s lead product, Qutenza, is a localized dermal delivery system containing prescription strength capsaicin that is currently approved in the United States and the European Union. Qutenza is now available in the United States for the management of neuropathic pain associated with postherpetic neuralgia (PHN). In clinical trials, serious adverse reactions included application-associated pain and increase in blood pressure. The most common treatment-emergent adverse reactions (> 5% of Qutenza® patients and greater than control) were application-site erythema, application-site pain, application-site pruritus, and application-site papules. In Europe, Qutenza will be marketed by Astellas Pharma Europe Ltd. (Astellas), the European subsidiary of Tokyo-based Astellas Pharma Inc.

The Company’s most advanced product candidate, NGX-1998, is a topically applied liquid formulation containing a high concentration of capsaicin designed to treat pain associated with neuropathic pain conditions such as PHN. NGX-1998 has completed three Phase 1 studies.

The Company’s early-stage product pipeline includes pre-clinical compounds which are prodrugs of acetaminophen and various opioids. The Company has evaluated these compounds in vitro and in vivo.

Safe Harbor Statement

This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the “Act”). NeurogesX disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act. Examples of such statements include but are not limited to: statements regarding reimbursement including payment of claims by individual payors and/or the receipt of any J code for Qutenza; statements about the safety and efficacy of Qutenza and market acceptance of Qutenza by patients and healthcare providers. Such statements are based on management’s current expectations, but actual results may differ materially due to various risks and uncertainties, including, but not limited to: difficulties or delays in the commercialization of Qutenza, including with respect to manufacture and supply of Qutenza; Qutenza may have unexpected adverse side effects; physician or patient reluctance to use Qutenza; and other difficulties or delays in the launch of Qutenza by Astellas in the European Union. For further information regarding these and other risks related to NeurogesX’ business, investors should consult NeurogesX’ filings with the Securities and Exchange Commission.

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